Exhibit 99.1

Designer Brands Inc. Reports First Quarter 2021 Financial Results
Returned to profitability for the first time since the onset of COVID-19
Total gross margin rate improved over the rate from the first quarter of fiscal 2019
Athleisure comparable sales in the U.S. Retail segment were up 92% in the first quarter of fiscal 2021

COLUMBUS, Ohio, May 26, 2021 - Designer Brands Inc. (NYSE: DBI) (the "Company" and "Designer Brands"), one of North America's largest designers, producers and retailers of footwear and accessories, announced financial results for the three months ended May 1, 2021, compared to the three months ended May 2, 2020.

Roger Rawlins, Chief Executive Officer, stated, "Designer Brands is off to a strong start in fiscal 2021, highlighted by our return to profitability for the first time since the onset of COVID-19 and a positive comparable sales increase of 52% for the first quarter. Our success was driven by green shoots in areas of the business that had been previously affected by the pandemic, synergies from our vertical capabilities coming to life, which allowed us to capitalize on positive trends faster than ever before, and our assortment strategy focused on athleisure, kids and seasonal products.

"We remain focused on leveraging the flexibility of our business model, pivoting our assortment to athleisure to better match the purchasing habits of our customers, enhancing our digital capabilities, and strategically managing costs. Looking forward, we are optimistic that the positive trends will continue as the market recovers."

First Quarter Results
•Net sales increased 45.6% to $703.2 million in the first quarter of fiscal 2021 compared to the same period last year.
•Comparable sales increased 52.2% for the first quarter of fiscal 2021 versus the 42.3% decrease for the same period last year.
•Gross profit increased to $216.1 million in the first quarter of fiscal 2021 versus a gross loss of $26.5 million last year, and gross margin as a percentage of net sales was 30.7% as compared to negative 5.5% last year and 29.7% for the first quarter of fiscal 2019.

•Reported net income in the first quarter of fiscal 2021 was $17.0 million, or $0.22 per diluted share, including net benefits of $0.10 per diluted share from adjusted items, primarily the change in the valuation allowance on deferred tax assets.
•Adjusted net income in the first quarter of fiscal 2021 was $9.5 million, or $0.12 per diluted share.

Liquidity Highlights
•Cash and cash equivalents totaled $49.3 million at the end of the first quarter of fiscal 2021 compared to $250.9 million for the same period last year, with $289.9 million available for borrowings under our senior secured asset-based revolving credit facility ("ABL Revolver"). Debt totaled $337.4 million at the end of the first quarter of fiscal 2021 compared to $393.0 million debt outstanding for the same period last year.
•The Company ended the quarter with inventories of $540.1 million compared to $533.6 million for the same period last year. Due to strong inventory controls, the Company ended the quarter with total units on hand down 25% as compared to the same period last year.

Store Openings and Closings
During the first quarter of fiscal 2021, we opened two stores and closed five in the U.S., resulting in a total of 516 U.S. stores. In Canada, we opened two stores with one closure resulting in a total of 145 Canadian stores.

Webcast and Conference Call
The Company is hosting a conference call today at 4:30 pm Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-888-317-6003, or the international dial in, 1-412-317-6061, and reference conference ID number 7184143 approximately ten minutes prior to the start of the call. The conference call will also be broadcast live over the internet and can be accessed through the following link:
https://www.webcaster4.com/Webcast/Page/1213/41070
For those unable to listen to the live webcast, an archived version will be available via the same website address until June 9, 2021. A replay of the teleconference will be available by dialing the following numbers:
U.S.: 1-877-344-7529
Canada: 1-855-669-9658
International: 1-412-317-0088
Passcode: 10155781

About Designer Brands
Designer Brands is one of North America's largest designers, producers and retailers of footwear and accessories. The Company operates a portfolio of retail concepts in nearly 700 locations under the DSW Designer Shoe Warehouse®, The Shoe Company® and Shoe Warehouse® banners. The Company designs and produces footwear and accessories through Camuto Group, a leading manufacturer selling in more than 5,400 stores worldwide. Camuto Group owns licensing rights for the Jessica Simpson® footwear business and footwear and handbag licenses for Lucky Brand®. In partnership with a joint venture with Authentic Brands Group, the Company also owns a stake in Vince Camuto®, Louise et Cie®, and others. More information can be found at www.designerbrands.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "could," "believes," "expects," "potential," "continues," "may," "will," "should," "would," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates," or the negative version of those words or other comparable words. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: risks and uncertainty related to the continued outbreak of the coronavirus ("COVID-19"), any future COVID-19 resurgence, and any other adverse public health developments; risks related to losses or disruptions associated with our distribution systems, including our distribution and fulfillment centers and our stores, whether as a result of COVID-19, reliance on third-party providers, cyber-related attacks, or otherwise; our ability to protect the health and safety of our associates and our customers, which may be affected by current or future government regulations related to stay-at-home orders and orders related to the operation of non-essential businesses; risks related to our international operations, including international trade, our reliance on foreign sources for merchandise, exposure to political, economic, operational, compliance and other risks, and fluctuations in foreign currency exchange rates; maintaining strong relationships with our vendors, manufacturers, licensors, and retailer customers; our ability to anticipate and respond to fashion trends, consumer preferences and changing customer expectations; risks related to restrictions on our ABL Revolver and senior secured term loan that could limit our ability to fund operations; our reliance on our loyalty programs and marketing to drive traffic, sales and customer loyalty; failure to retain our key executives or attract qualified new personnel; risks related to the loss or disruption of our information systems and data and our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; our ability to comply with privacy laws and regulations, as well as other legal obligations; our ability to protect our reputation and to maintain the brands we license; uncertain general economic, political and social conditions and the related impacts to consumer discretionary spending; our competitiveness with respect to style, price, brand availability and customer service; our ability to provide customers cost-effective shopping platforms; and uncertainty related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing legislation. Risks and other factors that could cause our actual results to differ materially from our expectations are described in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2021, and risk factors identified in the Company's other filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to update or revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DESIGNER BRANDS INC.
SEGMENT RESULTS
(unaudited)

Net Sales
	Three months ended		Change
(dollars in thousands)	May 1, 2021	May 2, 2020	Amount	%
Segment net sales:
U.S. Retail	$620,658	$377,073	$243,585	64.6%
Canada Retail	40,604	29,329	11,275	38.4%
Brand Portfolio	57,427	82,113	(24,686)	(30.1)%
Other	—	13,623	(13,623)	(100.0)%
Total segment net sales	718,689	502,138	216,551	43.1%
Elimination of intersegment net sales	(15,534)	(19,355)	3,821	(19.7)%
Consolidated net sales	$703,155	$482,783	$220,372	45.6%

Comparable Sales
	Three months ended
	May 1, 2021	May 2, 2020
Comparable sales:
U.S. Retail segment	56.3%	(42.4)%
Canada Retail segment	10.0%	(32.4)%
Brand Portfolio segment - direct-to-consumer channel	6.8%	92.8%
Other	NA	(62.0)%
Total comparable sales	52.2%	(42.3)%
NA - Not applicable

Store Count
	May 1, 2021	May 2, 2020
U.S. Retail segment - DSW stores	516	521
Canada Retail segment:
The Shoe Company / Shoe Warehouse stores	118	118
DSW stores	27	27
	145	145
Total number of stores	661	666

Gross Profit (Loss)
	Three months ended
	May 1, 2021		May 2, 2020
(dollars in thousands)	Amount	% of Segment Net Sales	Amount	% of Segment Net Sales	Change
Segment gross profit (loss):
U.S. Retail	$193,113	31.1%	$(32,970)	(8.7)%	$226,083
Canada Retail	10,835	26.7%	(2,311)	(7.9)%	$13,146
Brand Portfolio	11,926	20.8%	13,904	16.9%	$(1,978)
Other	—	—%	(5,428)	(39.8)%	$5,428
	215,874		(26,805)
Elimination of intersegment gross profit	237		345
Gross profit (loss)	$216,111	30.7%	$(26,460)	(5.5)%	$242,571

Intersegment Eliminations
	Three months ended
(in thousands)	May 1, 2021	May 2, 2020
Elimination of intersegment activity:
Net sales recognized by Brand Portfolio segment	$(15,534)	$(19,355)
Cost of sales:
Cost of sales recognized by Brand Portfolio segment	10,935	12,134
Recognition of intersegment gross profit for inventory previously purchased that was subsequently sold to external customers during the current period	4,836	7,566
Gross profit	$237	$345

DESIGNER BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended
	May 1, 2021	May 2, 2020
Net sales	$703,155	$482,783
Cost of sales	(487,044)	(509,243)
Gross profit (loss)	216,111	(26,460)
Operating expenses	(200,814)	(187,221)
Income from equity investment	1,708	2,270
Impairment charges	—	(112,547)
Operating profit (loss)	17,005	(323,958)
Interest expense, net	(8,814)	(2,158)
Non-operating income (expenses), net	806	(87)
Income (loss) before income taxes	8,997	(326,203)
Income tax benefit	8,029	110,345
Net income (loss)	$17,026	$(215,858)
Diluted earnings (loss) per share	$0.22	$(3.00)
Weighted average diluted shares	76,976	71,914

DESIGNER BRANDS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	May 1, 2021	January 30, 2021	May 2, 2020
Assets
Cash and cash equivalents	$49,301	$59,581	$250,874
Receivables, net	213,447	196,049	81,953
Inventories	540,088	473,183	533,638
Prepaid expenses and other current assets	60,461	51,772	82,742
Total current assets	863,297	780,585	949,207
Property and equipment, net	284,823	296,469	359,841
Operating lease assets	686,704	700,481	799,482
Goodwill	93,655	93,655	93,655
Intangible assets, net	16,131	15,635	13,908
Deferred tax assets	—	—	139,269
Equity investment	57,012	58,598	57,538
Other assets	30,843	31,172	24,941
Total assets	$2,032,465	$1,976,595	$2,437,841
Liabilities and shareholders' equity
Accounts payable	$341,819	$245,071	$283,054
Accrued expenses	195,237	200,326	231,359
Current maturities of long-term debt	62,500	62,500	—
Current operating lease liabilities	200,666	244,786	218,313
Total current liabilities	800,222	752,683	732,726
Long-term debt	274,887	272,319	393,000
Non-current operating lease liabilities	663,018	677,735	788,704
Other non-current liabilities	31,526	30,841	25,305
Total liabilities	1,769,653	1,733,578	1,939,735
Total shareholders' equity	262,812	243,017	498,106
Total liabilities and shareholders' equity	$2,032,465	$1,976,595	$2,437,841

DESIGNER BRANDS INC.
NON-GAAP RECONCILIATIONS
(unaudited and in thousands, except per share amounts)

	Three months ended
	May 1, 2021	May 2, 2020
Operating expenses	$(200,814)	$(187,221)
Non-GAAP Adjustments-
Integration and restructuring expenses	1,742	1,748
Adjusted operating expenses	$(199,072)	$(185,473)
Operating profit (loss)	$17,005	$(323,958)
Non-GAAP Adjustments:
Integration and restructuring expenses	1,742	1,748
Impairment charges	—	112,547
Total non-GAAP Adjustments	1,742	114,295
Adjusted operating profit (loss)	$18,747	$(209,663)
Net income (loss)	$17,026	$(215,858)
Non-GAAP adjustments:
Integration and restructuring expenses	1,742	1,748
Impairment charges	—	112,547
Foreign currency transaction losses (gains)	(806)	400
Total non-GAAP Adjustments before tax effect	936	114,695
Tax effect of non-GAAP adjustments	(308)	(29,138)
Valuation allowance change on deferred tax assets	(8,182)	—
Total adjustments, after tax	(7,554)	85,557
Adjusted net income (loss)	$9,472	$(130,301)
Diluted earnings (loss) per share	$0.22	$(3.00)
Adjusted diluted earnings (loss) per share	$0.12	$(1.81)

Non-GAAP Measures
To supplement amounts presented in our unaudited condensed consolidated financial statements determined in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses certain non-GAAP financial measures, including (1) adjusted operating expenses, (2) adjusted operating profit (loss), (3) adjusted net income (loss), and (4) adjusted diluted earnings (loss) per share. The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with GAAP. These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to prior periods by adjusting for certain items that may not be indicative of core operating measures and to better identify trends in our business.

The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis, when reviewed in conjunction with the Company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the Company’s business and operations.

Revised Non-GAAP Measures
Beginning with the fourth quarter of fiscal 2020, the Company revised its determination of adjusted financial results by eliminating the immaterial adjustments related to COVID-19 incremental costs (credits), net, and amortization of intangible assets. These revisions align with how management currently evaluates the performance of the business. The Company has recast its first quarter of fiscal 2020 non-GAAP financial measures to conform to the revised presentation as set forth in the table above.

CONTACT: Stacy Turnof, DesignerBrandsIR@edelman.com